EX-99.6.a.ii

AMENDMENT NO. 3 TO

EXHIBIT A

OF THE INVESTMENT MANAGEMENT AGREEMENT

THIS EXHIBIT to the Investment Management Agreement dated January 4, 2010 (the “Agreement”) between DELAWARE GROUP EQUITY FUNDS IV and DELAWARE MANAGEMENT COMPANY, a series of Delaware Management Business Trust (the “Investment Manager”), amended as of the XXth day of June, 2019, lists the Funds for which the Investment Manager provides investment management services pursuant to this Agreement, along with the management fee rate schedule for each Fund and the date on which the Agreement became effective for each Fund.

Fund Name	Effective Date	Management Fee Schedule (as a percentage of average daily net assets) Annual Rate
Delaware Covered Call Strategy Fund	[ ]	[ ]
Delaware Equity Income Fund	[ ]	[ ]
Delaware Global Equity Fund	[ ]	[ ]
Delaware Growth and Income Fund	[ ]	[ ]
Delaware Hedged U.S. Equity Opportunities Fund	[ ]	[ ]
Delaware Opportunity Fund	[ ]	[ ]
Delaware International Fund	[ ]	[ ]
Delaware Premium Income Fund	[ ]	[ ]
Delaware Growth Equity Fund	[ ]	[ ]
Delaware Special Situations Fund	[ ]	[ ]
Delaware Total Return Fund	[ ]	[ ]
Delaware Floating Rate II Fund	[ ]	[ ]
Delaware Fund for Income	[ ]	[ ]
Delaware Government Cash Management Fund	[ ]	[ ]
Delaware International Opportunities Bond Fund	[ ]	[ ]
Delaware Investment Grade Fund	[ ]	[ ]
Delaware Limited Duration Bond Fund	[ ]	[ ]
Delaware Strategic Income II Fund	[ ]	[ ]

DELAWARE MANAGEMENT COMPANY, A series of Delaware Management Business Trust By: Name: Title:	DELAWARE GROUP EQUITY FUNDS IV By: Name: Title: